Exhibit 10.3

Housing Lease Agreement

Agreement No.: 001

Lessor(Party A): Hangzhou Xinwenxin Library Co., Ltd

Hangzhou Xinwenxin Library Co., Ltd (Sealed)

Contact Person:

Contact Number: 18967116367

Address:

Lessee (Party B): Hangzhou Xi’an Industrial Co., Ltd

Hangzhou Xi’an Industrial Co., Ltd (Sealed)

Contact Person:

Contact Number: 13361886503

Address:

In accordance with the principles of voluntariness, equality, and mutual benefit, and after friendly consultations, Party B, due to business needs, intends to lease office premises from Party A. Both parties, upon negotiation, have agreed on the following terms and conditions regarding the lease:

I. Lease Term and Rent:

1. The office premises leased by Party A to Party B are located on the 7th floor of the Wenxin Book Building, No. 413 Gudun Road, Xihu District, Hangzhou City, with a total area of 1,132 square meters.

2. The lease term is five (5) years and two (2) months, commencing on May 15, 2022, and expiring on July 14, 2027. Upon the execution of this Agreement, Party B shall be entitled to begin the renovation of the leased premises. The period from May 15, 2022, to July 14, 2022, shall be considered as a rent-free renovation period.

II. Rent and Payment Terms:

1. The rent for the first year of the lease shall be calculated at a rate of RMB 1.7 per square meter per day, amounting to RMB 702,406 (in words: Seven Hundred Two Thousand and Four Hundred Six Yuan Only). The rent for the second and third years shall increase by 5% from the first year’s rent, totaling RMB 737,526 (in words: Seven Hundred Thirty-Seven Thousand and Five Hundred Twenty-Six Yuan Only). The rent for the fourth and fifth years shall increase by 5% from the third year’s rent, amounting to RMB 774,402 (in words: Seven Hundred Seventy-Four Thousand and Four Hundred Two Yuan Only). The rent stated above is inclusive of taxes but does not include the costs for water, electricity, property management, telephone, television, internet, parking, energy consumption, air conditioning, and other charges for the leased property, which Party B shall bear separately. Rent shall be paid semi-annually. Party B shall pay the rent in advance before occupying the premises. Each rental payment shall be made one month prior to the start of the rental period, with payments due on June 14 and December 14 of each year.

2. Party B shall pay the first semi-annual rental amounting to RMB 351,203 (in words: Three Hundred Fifty-One Thousand and Two Hundred Three Yuan) within seven (7) days after the execution of this Agreement. The security deposit shall be in the amount of RMB 58,533.83 (in words: Fifty-Eight Thousand Five Hundred Thirty-Three Yuan and Eighty-Three Cent), which is equivalent to one month’s rent based on the first year’s annual rent. This security deposit will be refunded without interest at the end of the lease term, subject to the following conditions: Party B has vacated the premises and returned the property, including all facilities and equipment, in good condition; Party A has verified that all facilities and equipment are in satisfactory condition; and Party B has paid all outstanding fees. In the event that Party B terminates this Agreement without cause during the lease term, Party A shall have the right to retain the security deposit.

3. Other Costs: During the lease term, Party B shall pay for all costs related to the property, including but not limited to water charges, electricity fees, property management fees, and any other charges related to the leased premises, as per the itemized bills provided by Party A. Party B shall ensure all payments are made in full. In case of any overdue payments, Party B shall be responsible for the corresponding liabilities.

4. If Party B fails to make timely payments of rent, property management fees, or any other charges as stipulated in this Agreement, Party B shall incur a late payment penalty at a rate of 0.05% per day on the overdue amount. The penalty shall accrue until all outstanding payments are made in full.

Ⅲ. Delivery:

1. Within one week prior to the execution of this Housing Lease Agreement, Party A shall provide Party B with relevant construction floor plans for reference. Party B shall conduct a thorough inspection of the leased premises. If Party B confirms the premises are in satisfactory condition, Party A shall issue a written acceptance form. Upon Party B’s signature and acknowledgment, the delivery of the leased premises by Party A shall be deemed complete.

2. In the event that Party B intends to carry out any renovation or modification of the leased premises, Party B must submit a detailed renovation or modification plan for prior approval by Party A’s property management department. The plan must also be submitted to and approved by the relevant regulatory authorities before any work can commence. Party A’s approval of the plan does not imply any responsibility or liability on Party A’s part. All risks and responsibilities arising from the renovation (including any alterations or structural modifications) shall be borne solely by Party B. If Party B proceeds with renovation or structural alterations without prior approval, Party B shall assume full responsibility for any resulting consequences and shall compensate Party A for any damages or losses incurred. Furthermore, Party A reserves the right to authorize designated personnel to inspect Party B’s renovation activities during the course of the work to ensure compliance with applicable national laws, regulations, this agreement, and the property management guidelines of Party A’s property management department. Should any violations or non-compliance be identified, Party A may require Party B to make necessary corrections at Party B’s own expense.

IV. Responsibilities of Both Parties During the Lease Term

1. Party A shall be responsible for the maintenance and repair of the structural elements of the leased premises. Any repair costs arising from Party B’s improper management or use of the premises shall be borne by Party B.

2. Party A may, after giving prior notice to Party B and obtaining Party B’s consent, enter the leased premises for maintenance or repairs. In case of an emergency, Party A may access the premises without prior notice.

3. Party B shall be responsible for the maintenance and repair of the interior, including the leased premises’ improvements and equipment. Party B shall also assume liability for any personal injury or property damage resulting from such maintenance or repairs.

4. During the lease term, Party B shall comply with Party A’s property management regulations and is responsible for the proper care and use of the leased premises. Party B shall not engage in any illegal activities, nor alter the use of the premises, or engage in any conduct that violates applicable laws, regulations, or public order and morality. In the event of such violations, Party A reserves the right to immediately reclaim the leased premises. In such case, Party B shall be refunded the rent for the remaining lease term, but the rental deposit will not be returned to Party B.

Party B undertakes to fully comply with all applicable national laws, regulations, and relevant government policies during the lease term. Party B shall be responsible for preventing any violations and will assume full responsibility for fire safety, security, and internal cleaning within the leased premises. In the event of a fire, security breach, or any other incident that causes damage to Party A or third parties, Party B shall bear all liability for any resulting compensation.

5. During the term of this agreement, Party A shall not transfer ownership of the leased premises or create any mortgage on the property without the prior written consent of Party B. Party A must ensure that Party B’s rental rights under this contract are not adversely affected. In the event that Party A unilaterally transfers ownership or mortgages the leased premises, causing any loss or damage to Party B, Party B shall have the right to unilaterally terminate the agreement. Furthermore, Party B shall be entitled to demand that Party A pay liquidated damages in the amount equivalent to two months’ rent.

6. Party A ensures that there are no existing businesses or industrial registrations associated with the leased premises. Party A also guarantees that Party B will be able to carry out all necessary procedures, such as business registration, after taking possession of the leased premises. Party B shall be responsible for obtaining its business license and any other relevant approvals, as well as bearing the associated costs. Party A shall provide the necessary documents under its ownership and cooperate with Party B in completing the required approval procedures.

7. In the event that Party B identifies any significant issues that may affect the usability of the leased premises during the term of the lease, Party B is entitled to notify Party A. Upon receiving such notification, Party A shall take immediate action and, within one working day, coordinate with the property management to dispatch personnel to inspect and address the issue.

Ⅴ. Termination of Agreement:

(Ⅰ) During the term of the lease, Party A shall have the right to terminate this Agreement and reclaim the leased premises if Party B engages in any of the following actions. In such cases, Party B shall be liable for any damages incurred by Party A as a result:

1. Unauthorized change of the rental purpose as stipulated in this Agreement or using the premises for illegal or unauthorized activities;

2. Unauthorized alteration or damage to the structure of the premises without Party A’s consent, and failure to correct and repair such damages within the timeframe specified in Party A’s written notice;

3. Unauthorized sublease, transfer, loan, or exchange of the premises to any third party without Party A’s consent;

4. Accumulated rental arrears for a period exceeding one month.

(Ⅱ) Upon expiration of the lease term, Party A has the right to reclaim the entire leased premises and parking spaces without condition. Should Party B wish to continue the lease, Party B shall have a priority right to renew the lease under the same conditions. Party B must submit a written request for renewal to Party A at least one month prior to the expiration of the lease term. A new lease agreement will be executed for the renewal. If Party B fails to submit the renewal application within the agreed period, it shall be considered as a waiver of the right to renew.

(Ⅲ) During the lease term, in the event of force majeure such as natural disasters or if the leased premises are subject to demolition due to urban redevelopment, this Agreement shall be automatically terminated. Neither Party shall be held liable. Party A shall return the rent for the remaining lease term and the security deposit to Party B.

(Ⅳ) In the event that Party A terminates this Agreement without cause during the lease term, Party A shall pay Party B liquidated damages in an amount equivalent to two months’ rent. Furthermore, Party A shall return the security deposit and any prepaid rent for the remaining term of the lease to Party B. In the event that Party B terminates this Agreement without cause during the lease term, Party B shall pay Party A liquidated damages in an amount equivalent to two months’ rent. The rent due from Party B shall be prorated based on the actual period of occupancy.

(Ⅴ) Upon expiration of the lease term or if Party B terminates the lease early, Party B shall ensure that the leased premises, including the building and any original fixed equipment, are maintained in good condition and returned to Party A. Party B shall return the leased premises, including any renovations, to Party A. All fixed installations and fixtures permanently attached to the building shall remain the property of Party A, and Party B shall not remove or damage any such installations. As for movable assets such as office equipment and household appliances, Party B may remove them. In the event of any damage to the building’s structure, walls, or public facilities, Party B shall immediately repair such damage at its own expense.

VI. Miscellaneous Provisions:

1. If Party B wishes to continue leasing the premises after the expiration of the term of this Agreement, Party B shall notify Party A at least one (1) month prior to the expiration of the lease term. Both parties shall then enter into a new lease agreement. The rent may be subject to adjustment in accordance with the prevailing local economic conditions, which may include an increase or decrease, as mutually agreed upon by the parties through friendly negotiation. Party B shall have the right of first refusal to lease the premises under the same terms and conditions.

Any matters not explicitly covered by this Agreement shall be addressed through a written supplementary agreement, which shall have the same legal effect as the Agreement.

3. Any disputes arising during the performance of this Agreement shall be resolved through mutual negotiation between the parties. If the dispute cannot be resolved through negotiation, it shall be submitted to the People’s Court in the jurisdiction where the leased property is located.

4. The property management fees and parking fees shall be separately agreed upon in a separate agreement between Party B and Party A’s property management department.

5. This Agreement is executed in four (4) originals, with each party holding two (2) copies. This Agreement shall become effective upon signature and seal by both parties.

Party A(Signature and Seal):	Party B(Signature and Seal):
Hangzhou Xinwenxin Library Co., Ltd(Sealed)	Hangzhou Xi’an Industrial Co., Ltd(Sealed)

Representative:	Representative:
Contact Number:	Contact Number:
Signed on: May 12, 2022	Signed on: May 12, 2022